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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on March 14, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders.

Transcript of Employee Video Presentation
Made by Tom Adams, Vice President of Chemical

        By now, I'm sure you've seen the news release and the memo from Luke Corbett regarding the March 8 Board of Directors meeting. As Luke indicated, the Board of directors has directed management to proceed with its proposal to pursue alternatives for the separation of the chemical business, including a spinoff or sale of our chemical business. The Board has also authorized a share repurchase program that was discussed in the news release. In addition, the Board unanimously rejected the volumetric production payment or VPP proposal made by the Icahn group.

        My commitment to you will be that during this process, I will continue to communicate as quickly as feasible. Therefore, I will continue to use video since I physically can't be at all facilities at once. Let me now provide you with some comments on the Board's decision and an update on our chemical activities.

        In regard to our business—we do not believe that the value of the chemical business is adequately reflected in Kerr-McGee's stock price. Current market conditions in the chemical industry make it an ideal time to unlock this value for our stockholders. We are seeing the results of our continued focus on our strategy to improve the profits, cash flow and returns from our business. This, along with the strong TiO2 pricing environment we are currently experiencing, puts us in a strong position to be a stand-alone business.

        As a stand-alone business, we will continue to execute on our strategy, leverage our competitive advantages and utilize the size and scope of our operations to create value. We have the chance to capitalize on the improving TiO2 industry and, working together, I'm confident we can do so.

        Moving ahead, we must continue to improve profits, cash flow and margins through our global strategy focused on market segmentation, cost control, quality, uptime improvements, technology and supply chain initiatives. We need to continue to provide the quality products and service that our customers have come to expect from Kerr-McGee Chemical. And we must work to make the transition seamless for our customers.

        As I noted, the Board also rejected the volumetric production payment or VPP proposal as irresponsible and not in the best interest of our stockholders, creditors and the company. Executing a VPP of the scale proposed would extract revenue from the company's proved developed producing reserves, while leaving it with 100% of the costs. Simply put, Mr. Icahn's proposal would not leave Kerr-McGee with enough capital to replace production, grow reserves and develop current known undeveloped reserves.

        In addition, since the proceeds would not be applied to debt reduction, it would likely cause the credit rating to drop to junk status.

        I've said this before, and I'll say it again. You, our employees, continue to be the key to our success. I recognize that you probably have many questions about the chemical separation. We've set up a "News and FAQ—Frequently Asked Questions—link on the intranet home page to provide you with information as appropriate. Please recognize that it's too early in the process to have all of the answers at this point, but we will keep you informed of important decisions along the way.

        As we move forward with determining whether the chemical company is IPO'd and spun off or sold, the best thing that any of us can do is to stay focused on our business and continue to add value to the chemical company. We have made great strides in improving our business, and we must remain focused on achieving our stated goals.

        Improving cash flow, returns and profit continue to be critical to our success. Please continue to be innovative and come up with ways that you personally can impact our bottom line. Most importantly, please make it a goal to end each day with no injuries.

        We were challenged to improve our overall results this year, and so far our results indicate that we are meeting that challenge—thanks to you, our employees. I encourage all of you to continue executing our strategy and please maintain your focus on safety and care for the environment.

Transcript of Employee Video Presentation
Made by Dave Hager, Senior Vice President of Oil & Gas

        By now, I'm sure you've seen the news release and the memo from Luke Corbett regarding the March 8 Board of Directors meeting. As Luke indicated, the Board has directed management to proceed with its proposal to pursue alternatives for the separation of the chemical business, including a spinoff or sale of our chemical business. The Board also authorized a share repurchase program that was discussed in the news release. In addition, the Board unanimously rejected the volumetric production payment or VPP proposal by the Icahn group.

        Since I could not immediately meet with everyone in person, I wanted to provide you with some comments on these decisions and an update on our oil and gas activities.

        In regard to the chemical business—Kerr-McGee has grown this business into the world's third-largest producer and marketer of titanium dioxide by developing and capitalizing on cost, quality and technological advantages. This growth has created the critical mass necessary for a strong stand-alone business. Current market conditions are ideal to capitalize on the quality and value of this business—a value that we don't believe is fully reflected in our current market valuation. The chemical group intends to continue to improve profits, cash flows and margins through a global strategy focused on cost control, quality, uptime improvements and supply chain initiatives.

        Following separation of the chemical business, we will continue to focus on our core competencies in exploration, exploitation, development and production to further enhance value for all stockholders.

        In regard to the VPP proposal—after careful consideration of our analysis and recommendations from financial advisors, our Board rejected the proposal as irresponsible and not in the best interest of our stockholders, creditors and the company. VPPs can work in certain situations, and we see some of our peers use them on a much smaller basis. However, executing a VPP on the scale proposed would extract revenue from our proved developed producing reserves, while leaving the company with 100% of the costs. Simply put, Mr. Icahn's proposal would not leave us with enough capital to replace production, grow reserves and develop current known undeveloped reserves.

        In addition, since the proceeds would not be applied to debt reduction, it would likely cause our credit rating to drop to junk status.

        You, our employees, are the key to our success. I recognize that you may have questions regarding the chemical announcement and filings by the Icahn group. We have set up a "News and Frequently Asked Questions" link on the intranet home page to provide you with information. Please recognize that it's too early in the process to have all of the answers at this point, but we will keep you informed of important decisions along the way.

        As we move forward, it is critical that we continue operations as normal. We have a challenging program to execute this year and, to achieve our goals, we must remain focused.

        We're already nearing the end of the first quarter, and I'd like to give you a quick update on our oil and gas activities.

        Commodity prices remain high, but we need to continue to focus on controlling costs.

        Our production levels are on target. Let's remain diligent in our efforts to maximize production rates and minimize downtime so we can continue to meet our projections. For the past two years, we have met or exceeded the production guidance we have provided to investors and analysts. Let's keep up this great work in 2005.

        As most of you know, we've received approval to develop CFD 11-3 and CFD 11-5 fields in the Bohai Bay area of China, with first production expected in the second half of this year. Also, Constitution fabrication is on target, with the hull about 70% complete and topsides more than 80%

complete. These are important development projects and as always, our goal is to achieve first production on or ahead of schedule and costs to come in at or under budget.

        On our exploration activities—drilling at Chilkoot and Kung Pao is progressing as planned in the Gulf of Mexico. We've had some recent discoveries at the South Timbalier 41#1 and at West Cameron 43. We are encouraged by what we are seeing in Alaska where we are drilling the Tuvaaq exploratory well and two appraisal wells in the Nikaitchuq area.

        I'm confident we can achieve our production replacement goals this year. Let's work closely with our exploration and development groups to support their efforts.

        In terms of FD&A cost, we must improve upon last year's results. It will take teamwork to achieve this—but again, I know we have the expertise and skills to reach our goals.

        Most importantly, please make it a goal to end each day with no injuries.

        We were challenged to execute the largest capital budget in our company's history and so far we're meeting the challenge—thanks to you. I encourage all of you to continue executing our strategy and maintain your focus on safety and care for the environment.

IMPORTANT INFORMATION

Kerr-McGee filed an amended preliminary proxy statement with the U.S. Securities and Exchange Commission on March 2, 2005 relating to Kerr-McGee's solicitation of proxies from the stockholders of Kerr-McGee with respect to the Kerr-McGee 2005 annual meeting of stockholders. Kerr-McGee and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2005 annual meeting. The amended preliminary proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Kerr-McGee's stockholders. Kerr-McGee will also be filing a definitive proxy statement and other relevant documents. KERR-MCGEE ADVISES SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Kerr-McGee's proxy statement and other relevant documents may be obtained without charge from the SEC's website at www.sec.gov and from Kerr-McGee at www.kerr-mcgee.com. You may also obtain a free copy of Kerr-McGee's definitive proxy statement, when it becomes available, by contacting Georgeson Shareholder Communications Inc. toll free at 877-278-6310.

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Transcript of Employee Video Presentation Made by Tom Adams, Vice President of Chemical
Transcript of Employee Video Presentation Made by Dave Hager, Senior Vice President of Oil & Gas